Exhibit 5.1

[Jones Day Letterhead]

June 5, 2018

FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

Re:    Registration Statement on Form S-8 Filed by FTD Companies, Inc.

Ladies and Gentlemen:

We have acted as counsel for FTD Companies, Inc., a Delaware corporation (the “Company”), in connection with the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan, as amended by the First Amendment thereto, effective as of June 5, 2018 (as so amended, the “Amended Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 3,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, that may be issued or delivered and sold pursuant to the Amended Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Amended Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Amended Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Amended Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day